Exhibit 99.1

MISTRAS Group Announces Fourth Quarter and Full Year 2020 Results
Third Consecutive Year of over 100 Basis Point Expansion of Annual Gross Profit Margin to 30.1%
Operating Cash Flow Increases 39.6% in Fourth Quarter, Up 14.7% for Full Year to $67.8 Million
Debt paydown of $36.0 Million in 2020, resulting in a 13.5% reduction in Total Debt

Company Well Positioned for Strong Fiscal 2021 Rebound
PRINCETON JUNCTION, N.J., March 16, 2021 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its fourth quarter and twelve months ended December 31, 2020.

Highlights of the Fourth Quarter 2020*
•Revenue of $160.8 million, a decrease of 10.2% year-over-year, but an increase of 8.7% sequentially
•Gross profit margin of 30.7%, a 240 basis point improvement
•SG&A expenses of $40.7 million, a decrease of $1.9 million or 4.6%
•Income from operations of $4.7 million, an increase of $2.3 million or 99.3%
•Operating cash flow of $26.0 million, an increase of $7.4 million or 39.6%
•Free cash flow of $21.2 million, an increase of $7.5 million or 55.0%

Highlights for the Full Year 2020*
•Revenue of $592.6 million, a decrease of 20.8%
•Gross profit margin of 30.1%, a 110 basis point improvement
•SG&A expense of $156.9 million, a reduction of $11.7 million, or 6.9%
•Operating cash flow of $67.8 million, an increase of $8.7 million or 14.7%
•Free cash flow of $52.0 million, an increase of $15.8 million or 43.8%
•Full year debt repayment of $36.0 million, resulting in a total debt reduction of 13.5%

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

For the fourth quarter of 2020, consolidated revenue was $160.8 million, down from $179.0 million in the prior year period, but up 8.7% sequentially from the third quarter of 2020. Fourth quarter revenues benefitted from a strengthening of the energy markets, especially turnaround activity, offset by weakness in the commercial aerospace market. For the fourth quarter, consolidated gross profit margin improved to 30.7%, an increase of 240 basis points compared to the year ago quarter. As a result, the gross profit margin for the full year expanded by 110 basis points, which is the third consecutive year the gross profit margin improved by at least 100 basis points. For the fourth quarter of 2020, the Company reported net income of $0.2 million or $0.01 per diluted share, with adjusted EBITDA of $17.6 million, up 21.6% from $14.5 year million in the year ago quarter, and also up sequentially from the third quarter.

Strong Cash Flow Resulting in Net Debt Reduced Over $45 Million in Fiscal 2020

The Company consistently generated significant operating cash flow and free cash flow throughout 2020.

The Company generated $26.0 million and $21.2 million in operating cash flows and free cash flows, respectively, for the fourth quarter of 2020, compared to $18.6 million in operating cash flows and $13.7 million in free cash flows, respectively, for the same prior year period. For the full year, operating cash flow increased by 14.7% to $67.8 million, which was used primarily to reduce debt. Net debt was reduced by 18.9% over the course of the year to $194.5 million at year end. Operating and free cash flow benefitted from improvements in working capital, payroll tax deferrals attributable to the CARES Act and lower capital expenditures throughout fiscal 2020.

Chief Executive Officer Dennis Bertolotti commented, "The fourth quarter was a very strong finish to what had been a very challenging year, both in terms of uncertainty in the energy markets and the impact of the COVID-19 pandemic on our domestic and international operations. As energy prices and demand began to stabilize in the latter part of 2020, offshore mechanical improved, turnarounds were extended and data services performed well, which lead to strong revenue as we finished out the year. In aerospace, our penetration of the defense and space sectors continues to increase, although the commercial aerospace market remains relatively weak, particularly in Europe. Our Products segment had a strong fourth quarter, fueled in part by an increase in infrastructure spending where our bridge sensor technology has been expanding. After declining by over one-third in the second quarter of 2020 as compared to the prior year quarter, total company revenues steadily improved over the balance of 2020, with fourth quarter revenues down just over 10% from a strong prior year quarter. Gross margins, which have been a strategic priority, were once again up in the quarter and full year, while our cost reductions made earlier in the year drove overhead costs down.

As a result of our steady improvement, we have been able to leverage our asset-light business model to generate strong cash flows, with free cash flow of just over $52 million for the full year. Over the course of fiscal 2020, we paid down $36 million in debt, which improved our financial flexibility and strengthened our overall financial condition.”

Mr. Bertolotti additionally commented on the Company’s progress with a number of growth initiatives and provided an outlook for the upcoming quarter, “The demand for services that assure the safety, reliability and regulatory compliance of our customer’s valuable assets is on the rise. We are responding to this opportunity by expanding the markets we serve and developing new technologies needed to serve customer’s evolving needs. In the energy markets, we are creating new opportunities in wind energy, where our remote sensor technology can improve efficiencies and reduce operating costs. In aerospace, we are now expanding our relationships with emerging private space flight providers and gaining traction within the defense industry. To serve these markets, we are leveraging our existing technologies and expanding new capabilities. In each case, our many years of experience offer a competitive advantage, which we believe provides us the opportunity to further our industry leadership. While the next few years are certain to see significant change, we remain committed to serving the needs of our existing markets. Energy, aerospace and industrial will remain at the forefront of investment, both for today and in the future as they are very large markets with opportunities to grow by gaining share. This past year has clearly demonstrated that

Mistras has built a strong franchise in our key markets, and that the opportunity to build on that foundation through both traditional and emerging technologies is the key to increasing shareholder value.”

Segment Performance:

Services segment fourth quarter revenues were $126.9 million, down 10% from a year ago due to overall slowdown in energy and aerospace markets, but up 6% sequentially from the third quarter attributable to offshore mechanical, turnarounds and data services. For the fourth quarter, gross profit margin was 29.4%, up from 26.7% in the fourth quarter of the prior year. Gross profit margin benefitted from better utilization, favorable sales mix and wage subsidies in Canada.

International segment fourth quarter revenues were $30.7million, down 12.3% from $35.0 million a year ago due to aerospace market softness partially offset by favorable foreign exchange rates, but up 15.8% sequentially from the third quarter primarily due to a major project in Germany and favorable foreign exchange rates. International segment fourth quarter gross profit margin was 30.8%, up from 28.7% in the year-ago quarter.

Products and Services revenue were $5.7 million in the fourth quarter, up 6.4% from $5.4 million a year ago, while gross profit was $3.0 million, or 52.5% compared to gross profit of $2.8 million or 52.9% in the year ago quarter.

The Company generated $67.8 million of cash flows from operations in fiscal 2020, compared with $59.1 million in fiscal 2019. Free cash flow was $52.0 million for the year, compared with $36.2 million in the comparable prior year period, an increase of 43.8%. Free cash flow benefitted from an improvement in working capital management, a tighter capital expenditure budget and the deferral of payroll tax related payments under the CARES act.

The Company’s net debt (total debt less cash and cash equivalents) was $194.5 million at December 31, 2020, compared to $239.7 million at December 31, 2019. Total debt decreased by $34.5 million during the year from $254.7 million at December 31, 2019 to $220.2 million at December 31, 2020. Cash and cash equivalents increased by approximately $10.8 million from $15.0 million at December 31, 2019 to $25.8 million at December 31, 2020.

Outlook for 2021
The Company’s business has been recovering over the past two quarters, from the low experienced in the second quarter of 2020, when the effect of COVID-19 was most impactful to its financial results. Although energy prices and demand are currently stable, the ongoing COVID-19 pandemic continues to impact the Company’s two largest markets, Oil & Gas and Aerospace. The Company expects annual revenue for 2021 to be higher than in 2020, however, first quarter 2021 revenues will decline modestly compared with those of prior year, due to a full quarter’s impact of COVID-19 in 2021 as compared to a partial month impact in 2020. Moreover, first quarter 2021 revenue will be lower sequentially compared with the fourth quarter of 2020, due to typical seasonality patterns. The Company is optimistic that its revenue will continue to rebound once it reaches the second quarter of fiscal 2021, and therefore expects that revenue will commence year-on-year improvements beginning in the second quarter of 2021. The Company expects that year-on-year Adjusted EBITDA improvements will commence beginning in the first quarter of 2021. This outlook is contingent on continuing macroeconomic stability, including i) continuing stabilization in crude oil markets, ii) a timely and effective implementation of COVID-19 vaccinations in 2021 and iii), no new or increased stay-in-place mandates resulting from an increased spread of COVID-19, which would impact the Company’s ability to work as a critical service provider.

Conference Call

In connection with this release, MISTRAS will hold a conference call on March 17, 2021, at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 5229826 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit
https://www.mistrasgroup.com/ or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2020 Annual Report on Form 10-K dated March 16, 2021, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted

EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalent. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP.

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$25,760	$15,016
Accounts receivable, net	107,628	135,997
Inventories	13,134	13,413
Prepaid expenses and other current assets	16,066	14,729
Total current assets	162,588	179,155
Property, plant and equipment, net	92,681	98,607
Intangible assets, net	68,642	109,537
Goodwill	206,008	282,410
Deferred income taxes	2,069	1,786
Other assets	51,325	48,383
Total Assets	$583,313	$719,878

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$14,240	$15,033
Accrued expenses and other current liabilities	78,500	81,389
Current portion of long-term debt	10,678	6,593
Current portion of finance lease obligations	3,765	4,131
Income taxes payable	2,664	2,094
Total current liabilities	109,847	109,240
Long-term debt, net of current portion	209,538	248,120
Obligations under finance leases, net of current portion	11,115	13,043
Deferred income taxes	8,236	21,290
Other long-term liabilities	47,358	42,163
Total Liabilities	$386,094	$433,856

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,234,143 and 28,945,472 shares issued	292	289
Additional paid-in capital	234,638	229,205
Retained earnings (deficit)	(21,848)	77,613
Accumulated other comprehensive loss	(16,061)	(21,285)
Total Mistras Group, Inc. stockholders’ equity	197,021	285,822
Non-controlling interests	198	200
Total Equity	197,219	286,022
Total Liabilities and Equity	$583,313	$719,878

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019

Revenue	$160,777	$178,991	$592,571	$748,586
Cost of revenue	105,647	122,768	391,855	509,489
Depreciation	5,785	5,640	22,185	21,800
Gross profit	49,345	50,583	178,531	217,297
Selling, general and administrative expenses	40,659	42,607	156,937	168,621
Bad debt provision for troubled customers, net of recoveries	—	240	—	3,038
Impairment charges	—	—	106,062	—
Pension withdrawal expense	—	359	—	848
Research and engineering	722	784	2,892	3,045
Depreciation and amortization	3,161	4,353	13,520	16,733
Acquisition-related expense, net	151	(95)	337	875
Income (loss) from operations	4,652	2,335	(101,217)	24,137
Interest expense	3,545	3,633	12,955	13,698
Income (loss) before provision for income taxes	1,107	(1,298)	(114,172)	10,439
Provision (benefit) for income taxes	939	(2,134)	(14,706)	4,359
Net income (loss)	168	836	(99,466)	6,080
Less: net income (loss) attributable to noncontrolling interests, net of taxes	(13)	7	(5)	20
Net income (loss) attributable to Mistras Group, Inc.	$181	$829	$(99,461)	$6,060
Earnings (loss) per common share
Basic	$0.01	$0.03	$(3.41)	$0.21
Diluted	$0.01	$0.03	$(3.41)	$0.21
Weighted average common shares outstanding:
Basic	29,330	28,923	29,147	28,740
Diluted	29,680	29,125	29,147	29,046

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Revenues
Services	$126,893	$141,051	$476,164	$595,130
International	30,669	34,969	107,556	144,271
Products and Systems	5,703	5,362	16,449	18,583
Corporate and eliminations	(2,488)	(2,391)	(7,598)	(9,398)
	$160,777	$178,991	$592,571	$748,586

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Gross profit
Services	$37,304	$37,610	$141,084	$165,513
International	9,434	10,032	31,046	43,145
Products and Systems	2,992	2,835	6,826	8,639
Corporate and eliminations	(385)	106	(425)	—
	$49,345	$50,583	$178,531	$217,297

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Services:
Income (loss) from operations (GAAP)	$12,836	$8,878	$(44,222)	$49,593
Impairment charges	—	—	86,200	—
Pension withdrawal expense	—	359	—	848
Bad debt provision for troubled customers, net of recoveries	—	240	—	3,018
Reorganization and other costs	16	100	141	302
Legal settlement and litigation charges, net	441	—	81	—
Acquisition-related expense (benefit), net	151	(36)	337	541
Income before special items (unaudited, non-GAAP)	$13,444	$9,541	$42,537	$54,302

International:
Income (loss) from operations (GAAP)	$567	$701	$(21,855)	$5,856
Impairment charges	—	—	19,862	—
Reorganization and other costs	977	(89)	1,290	266
Bad debt provision for troubled customers, net of recoveries	—	—	—	20
Income (loss) before special items (unaudited, non-GAAP)	$1,544	$612	$(703)	$6,142

Products and Systems:
Loss from operations (GAAP)	$1,000	$695	$(936)	$(529)
Reorganization and other costs	—	—	5	218
Income (loss) before special items (non-GAAP)	$1,000	$695	$(931)	$(311)

Corporate and Eliminations:
Loss from operations (GAAP)	$(9,751)	$(7,939)	$(34,204)	$(30,783)
Legal settlement and litigation charges, net	(301)	—	(301)	—
Loss on debt modification	—	—	645	—
Reorganization and other costs	40	—	177	104
Acquisition-related expense (benefit), net	—	(59)	—	334
Loss before special items (unaudited, non-GAAP)	$(10,012)	$(7,998)	$(33,683)	$(30,345)

Total Company
Income (loss) from operations (GAAP)	$4,652	$2,335	$(101,217)	$24,137
Pension withdrawal expense	—	359	—	848
Impairment charges	—	—	106,062	—
Bad debt provision for troubled customers, net of recoveries	—	240	—	3,038
Reorganization and other costs	1,033	11	1,613	890
Legal settlement and litigation charges, net	140	—	(220)	—
Loss on debt modification	—	—	645	—
Acquisition-related expense (benefit), net	151	(95)	337	875
Income before special items (unaudited, non-GAAP)	$5,976	$2,850	$7,220	$29,788

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Net cash provided by (used in):
Operating activities	$26,011	$18,634	$67,802	$59,110
Investing activities	(4,411)	(3,652)	(14,969)	(25,280)
Financing activities	(19,092)	(14,616)	(44,169)	(44,137)
Effect of exchange rate changes on cash	1,136	278	2,080	(221)
Net change in cash and cash equivalents	$3,644	$644	$10,744	$(10,528)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019

Net cash provided by operating activities (GAAP)	$26,011	$18,634	$67,802	$59,110
Less:
Purchases of property, plant and equipment	(4,720)	(4,772)	(15,396)	(22,047)
Purchases of intangible assets	(65)	(169)	(376)	(873)
Free cash flow (non-GAAP)	$21,226	$13,693	$52,030	$36,190

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019

Net income (loss)	$168	$836	$(99,466)	$6,080
Less: Net income (loss) attributable to noncontrolling interests, net of taxes	(13)	7	(5)	20
Net income (loss) attributable to Mistras Group, Inc.	$181	$829	$(99,461)	$6,060
Interest expense	3,545	3,633	12,955	13,698
(Benefit) provision for income taxes	939	(2,134)	(14,706)	4,359
Depreciation and amortization	8,946	9,993	35,705	38,533
Share-based compensation expense	1,539	1,174	5,851	5,766
Legal settlement and litigation charges, net	140	—	(220)	—
Pension withdrawal expense	—	359	—	848
Loss on debt modification	—	—	645	—
Impairment charges	—	—	106,062	—
Acquisition-related expense (benefit), net	151	(95)	337	875
Reorganization and other costs	1,033	11	1,613	890
Bad debt provision for troubled customers, net of recoveries	—	240	—	3,038
Foreign exchange (gain) loss	1,135	466	3,100	(535)
Adjusted EBITDA	$17,609	$14,476	$51,881	$73,532

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$181	$829	$(99,461)	$6,060
Special items	1,324	515	108,437	5,651
Tax impact on special items	(242)	47	(14,475)	(1,260)
Special items, net of tax	$1,082	$562	$93,962	$4,391
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$1,263	$1,391	$(5,499)	$10,451

Diluted EPS (GAAP)	$0.01	$0.03	$(3.41)	$0.21
Special items, net of tax	0.04	0.02	3.22	0.15
Diluted EPS Excluding Special Items (non-GAAP)	$0.05	$0.05	$(0.19)	$0.36